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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. ______)*


                       New Century Financial Corporation
         -------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
              ---------------------------------------------------
                        (Title of Class of Securities)

                                 64352 D 10 1
                   -----------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages
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------------------------                                  ---------------------
 CUSIP NO. 64352 D 10 1              13G                    PAGE 2 OF 5 PAGES
------------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robert K. Cole

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,453,041

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,360,541

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,453,041

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not applicable.

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      10%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 pages
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ITEM 1.

(a)  Name of Issuer:  New Century Financial Corporation

(b)  Address of Issuer's Principal Executive Offices:
     18400 Von Karman, Suite 1000, Irvine, California 92612

ITEM 2.

(a)  Name of Person(s) Filing:  Robert K. Cole

(b)  Address of Principal Business Office:
     18400 Von Karman, Suite 1000, Irvine, California 92612

(c)  Citizenship:  U.S.

(d)  Title of Class of Securities:  Common Stock

(e)  CUSIP Number:  64352 D 10 1

ITEM 3.   Inapplicable.

ITEM 4.   OWNERSHIP

(a)  Amount Beneficially Owned: 1,453,041/1/

(b)  Percent of Class:  10%

(c)  Number of shares as to which such person has:

     (i)   sole power to vote or to direct the vote: 1,453,041/1/

     (ii)  shared power to vote or to direct the vote: 0

     (iii) sole power to dispose or to direct the disposition of:  1,360,541/1/

     (iv)  shared power to dispose or to direct the disposition of: 0


/1/ Includes 92,500 shares of restricted stock which are subject to forfeiture under certain circumstances. Mr. Cole has voting, but not dispositive, power with respect to such shares.

                               Page 3 of 5 pages
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ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS  N/A

     Inapplicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Inapplicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Inapplicable

ITEM 9.   NOTICE OF DISSOLUTION OF THE GROUP

     Inapplicable.

                               Page 4 of 5 pages
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ITEM 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 13, 1998
                                                -------------------------
                                                Date


                                                BY: /s/ ROBERT K. COLE
                                                -------------------------
                                                Robert K. Cole


                               Page 5 of 5 pages